Exhibit 99.1

FOR IMMEDIATE RELEASE

MATTRESS FIRM ANNOUNCES SECOND FISCAL QUARTER FINANCIAL RESULTS

—   Net Sales Increased 35.5% —

—   Comparable-Store Sales Growth of 9.7% in Second Fiscal Quarter   —

—   Opened and Acquired 120 New Stores   —

HOUSTON, September 4, 2014 /BUSINESSWIRE/ — Mattress Firm Holding Corp. (the “Company”) (NASDAQ: MFRM) today announced its financial results for the second fiscal quarter (13 weeks) ended July 29, 2014.  Net sales for the second fiscal quarter increased 35.5% to $410.0 million, reflecting comparable-store sales growth of 9.7% and incremental sales from new and acquired stores. The Company reported second fiscal quarter earnings per diluted share (“EPS”) on a generally accepted accounting principles (“GAAP”) basis of $0.41, and EPS on a non-GAAP adjusted basis, excluding acquisition-related costs, ERP system implementation costs and impairment and severance charges (“Adjusted”), of $0.61.  Diluted EPS on a GAAP basis and Adjusted basis are reconciled in the table below:

Second Fiscal Quarter Reconciliation of GAAP to Adjusted EPS
See “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for Notes

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30, 2013	July 29, 2014	July 30, 2013	July 29, 2014
GAAP EPS	$0.41	$0.41	$0.77	$0.64
Acquisition-related costs (1)	—	0.14	0.01	0.19
ERP system implementation costs (2)	0.02	0.03	0.03	0.05
Other expenses (3)	—	0.03	—	0.03
Adjusted EPS*	$0.43	$0.61	$0.81	$0.92

* Due to rounding to the nearest cent, totals may not equal the sum of the lines in the table above.

“Our net sales of $410.0 million for the fiscal second quarter and our 9.7% same store sales growth demonstrate the continuing success of our deliberate growth and sales initiatives and accretive acquisitions,” stated Steve Stagner, Mattress Firm’s president and chief executive officer.  “We are excited with the sustained sales momentum that we have seen through the summer and into the Labor Day weekend, and expect to capitalize further as the stores acquired throughout this year become fully integrated into our system.  As external economic factors, such as consumer confidence, continue to show improvement, we believe our Company is well-positioned to take advantage of the potential ahead.  Our commitment to driving increased relative market share across the chain should result in long-term growth of shareholder value supported by our unwavering confidence in our ability to deliver.”

5815 Gulf Freeway • Houston, TX • 77023 • Phone: 713-923-1090 • Fax: 713-923-1096

Second Quarter Financial Summary

•                  Net sales for the second fiscal quarter increased 35.5% to $410.0 million, reflecting comparable-store sales growth of 9.7% and incremental sales from new and acquired stores.

•                  Opened 53 new stores, closed five, and acquired 67 bringing the total number of Company-operated stores to 1,480 as of the end of the fiscal quarter.

•                  Income from operations was $27.0 million. Excluding $11.0 million of acquisition-related, ERP system implementation costs and impairment and severance charges, Adjusted income from operations was $38.0 million, as compared with $26.9 million for the comparable prior year period.  Adjusted operating income margin was 9.3% of net sales as compared to 8.9% in the second fiscal quarter of 2013, and included a ten basis-point increase in gross margin, a 70 basis-point improvement in sales and marketing expense leverage, offset by a 20 basis-point decrease from general and administrative expense deleverage, and 20 basis-points of combined operating margin declines in other areas. Please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for a reconciliation of income from operations to Adjusted income from operations and other information.

•                  Net income was $14.3 million and GAAP EPS was $0.41.  Excluding $6.8 million, net of income taxes, of acquisition-related costs, ERP system implementation costs, and impairment and severance charges, Adjusted net income was $21.1 million and Adjusted EPS was $0.61. Please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for a reconciliation of net income and GAAP EPS to Adjusted net income and Adjusted EPS, respectively, and other information.

For the full fiscal year-to-date:

•                  Net sales increased $165.0 million, or 28.5%, to $743.5 million, for the two fiscal quarters (twenty-six weeks) ended July 29, 2014, from $578.5 million in the comparable prior year period, reflecting comparable-store sales growth of 7.1% and incremental sales from new and acquired stores.

•                  The Company opened 109 new stores, closed 13, and acquired 159 during the first two fiscal quarters of fiscal 2014, adding 255 net store units.

•                  Net income was $22.0 million for the two fiscal quarters ended July 29, 2014 and GAAP EPS was $0.64.  Excluding $9.6 million, net of income taxes, of acquisition-related, ERP system implementation costs, and impairment and severance charges adjusted net income was $31.6 million for the two fiscal quarters and Adjusted EPS was $0.92.  See “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” below for a reconciliation of net income as reported to adjusted net income.

Acquisitions Completed During the Second Fiscal Quarter

In June 2014, the Company completed the acquisition of substantially all of the mattress specialty retail assets and operations of Mattress Liquidators, Inc., which operated Mattress King retail stores in Colorado and BedMart retail stores in Arizona.  The acquisition added 67 mattress specialty retail stores to the Mattress Firm company-operated store base in markets where the Company operates, primarily Denver, Colorado, Phoenix, Arizona and Tucson, Arizona, for an aggregate purchase price of approximately $35 million, subject to customary adjustments.  The acquisition was funded by cash reserves and revolver borrowings, as well as a $3.5 million seller note that is payable in quarterly installments over two years.

Pending Acquisitions

On August 18, 2014, the Company entered into an agreement to acquire substantially all of the mattress specialty retail assets and operations of Best Mattress Co., Inc., which operates retail stores in Pennsylvania.  The Company anticipates this transaction will close in the third fiscal quarter of 2014.  The acquisition will add approximately 15 mattress specialty retail stores to the Mattress Firm company-operated store base for an aggregate purchase price of approximately $6.0 million, subject to customary adjustments.  The Company intends to rebrand these acquired stores as Mattress Firm after the transaction closes.

On August 28, 2014, the Company entered into an agreement to acquire substantially all of the mattress specialty retail assets and operations of Back to Bed Inc., M World Mattress LLC, TBE Orlando LLC and MCStores, LLC, which collectively operate Back to Bed, Bedding Experts and Mattress Barn retail stores in Illinois, Indiana, Wisconsin and Florida, primarily in the Chicago and Orlando metropolitan areas.  The Company anticipates this transaction will close in the third fiscal quarter of 2014.  The acquisition will add approximately 135 mattress specialty retail stores to the Mattress Firm company-operated store base for an aggregate purchase price of approximately $60.0 million, subject to customary adjustments.  The Company intends to rebrand these acquired stores as Mattress Firm after the transaction closes.

On September 3, 2014, the Company entered into an agreement to acquire all of the outstanding equity interests in The Sleep Train, Inc., which operates stores in California, Oregon, Washington, Nevada, Idaho and Hawaii.  The Company anticipates this transaction will close in the fourth quarter of 2014.  The acquisition will add approximately 310 mattress specialty retail stores to the Mattress Firm company-operated store base for an aggregate purchase price of approximately $425.0 million, subject to customary adjustments.  Ten percent of the adjusted purchase price is payable in the form of shares of common stock of the Company, having an equivalent aggregate value as calculated in accordance with the purchase agreement.  As further consideration, the Company has agreed to assume certain additional liabilities totaling approximately $15 million.

Balance Sheet

The Company had cash and cash equivalents of $18.1 million at the end of the second fiscal quarter of 2014.  Net cash provided by operating activities was $51.2 million for the second fiscal quarter of 2014. As of July 29, 2014, there were no borrowings outstanding under the $100 million revolving portion of the 2012 Senior Credit Facility, as amended, and approximately $1.6 million in outstanding letters of credit, with additional borrowing capacity of $98.4 million.

Call Information

A conference call to discuss second fiscal quarter results is scheduled for today, September 4, 2014, at 8:30 a.m. Eastern Time. The call will be hosted by Steve Stagner, President and Chief Executive Officer and Alex Weiss, Executive Vice President and Chief Financial Officer.

The conference call will be accessible by telephone and the internet.  To access the call, participants from within the U.S. may dial (877) 705-6003, and participants from outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the Company’s investor relations web site at http://www.mattressfirm.com.

The replay of the call will be available from approximately 11:30 a.m. Eastern Time on September 4, 2014 through noon Eastern Time on September 18, 2014.  To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13589534. The archive of the webcast will be available on the Company’s web site for a limited time.

Net Sales and Store Unit Information

The components of the net sales increase for the thirteen and twenty-six weeks ended July 29, 2014 as compared to the corresponding prior year period were as follows (in millions):

	Progression in Net Sales
	Thirteen Weeks	Twenty-Six Weeks
	Ended	Ended
	July 29, 2014	July 29, 2014
Net sales for prior year period	$302.5	$578.5
Increase (Decrease) in Net Sales
Comparable-store sales	28.8	40.3
New stores	40.4	75.8
Acquired stores	43.1	58.9
Closed stores	(4.8)	(10.0)
Increase in net sales, net	107.5	165.0
Net sales for current year period	$410.0	$743.5
% increase	35.5%	28.5%

The composition of net sales by major category of product and services were as follows (in millions):

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	July 30,	% of	July 29,	% of	July 30,	% of	July 29,	% of
	2013	Total	2014	Total	2013	Total	2014	Total
Conventional mattresses	$148.5	49.1%	$195.6	47.7%	$270.1	46.7%	$359.3	48.3%
Specialty mattresses	129.2	42.7%	177.5	43.3%	259.0	44.8%	313.8	42.2%
Furniture and accessories	19.1	6.3%	28.7	7.0%	38.3	6.6%	55.7	7.5%
Total product sales	296.8	98.1%	401.8	98.0%	567.4	98.1%	728.8	98.0%
Delivery service revenues	5.7	1.9%	8.2	2.0%	11.1	1.9%	14.7	2.0%
Total net sales	$302.5	100.0%	$410.0	100.0%	$578.5	100.0%	$743.5	100.0%

The activity with respect to the number of Company-operated store units was as follows:

	Thirteen Weeks	Twenty-Six Weeks
	Ended	Ended
	July 29, 2014	July 29, 2014
Store units, beginning of period	1,365	1,225
New stores	53	109
Acquired stores	67	159
Closed stores	(5)	(13)
Store units, end of period	1,480	1,480

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are “forward-looking statements” within the meaning of applicable federal securities laws and regulations. In many cases, you can identify forward-looking statements by terminology such as “may,” “would,” “should,” “could,” “forecast,” “feel,” “project,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue” or the negative of these terms or other comparable terminology; however, not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release, such as those relating to our net sales, GAAP and Adjusted EPS and net store unit change for fiscal year 2014 and any anticipated effects of the pending or recent acquisitions, are subject to various risks and uncertainties, including but not limited to downturns in the economy; reduction in discretionary spending by consumers; our ability to execute our key business strategies and advance our market-level profitability; our ability to profitably open and operate new stores and capture additional market share; our relationship with our primary mattress suppliers; our dependence on a few key employees; the possible impairment of our goodwill or other acquired intangible assets; the effect of our planned growth and the integration of our acquisitions on our business infrastructure; the impact of seasonality on our financial results and comparable-store sales; our ability to raise adequate capital to support our expansion strategy; our success in pursuing and completing strategic acquisitions; the effectiveness and efficiency of our advertising expenditures; our success in keeping warranty claims and comfort exchange return rates within acceptable levels; our ability to deliver our products in a timely manner; our status as a holding company with no business operations; our ability to anticipate consumer trends; risks related to our controlling stockholder, J.W. Childs Associates, L.P.; heightened competition; changes in applicable regulations; risks related to our franchises, including our lack of control over their operation and our liabilities if they default on note or lease obligations; risks related to our stock and other factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 28, 2014 filed with the Securities and Exchange Commission (“SEC”) on March 27, 2014 and our other SEC filings.  Forward-looking statements relate to future events or our future financial performance and reflect management’s expectations or beliefs concerning future events as of the date of this press release.  Actual results of operations may differ materially from those set forth in any forward-looking statements, and the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans or objectives will be achieved. We do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income before income tax expense, interest income, interest expense, depreciation and amortization (“EBITDA”), without giving effect to non-cash goodwill and intangible asset impairment charges, gains or losses on store closings and impairment of store assets, gains or losses related to the early extinguishment of debt, financial sponsor fees and expenses, non-cash charges related to stock-based awards and other items that are excluded by management in reviewing the results of operations. We have presented Adjusted EBITDA because we believe that the exclusion of these items is appropriate to provide additional information to investors about our ongoing operating performance excluding certain non-cash and other items and to provide additional information with respect to our ability to comply with various covenants in documents governing our indebtedness and as a means to evaluate our period-to-period results. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. We have provided this information to analysts, investors and other third parties to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of our ongoing operations. Management also uses Adjusted EBITDA to determine executive incentive compensation payment levels. In addition, our compliance with certain covenants under the credit agreement, as amended, between our indirect wholly owned subsidiary, Mattress Holding Corp., certain lenders, and UBS Securities LLC, as sole arranger, bookrunner, and lender (also referred to as the 2012 Senior Credit Facility), are calculated based on similar measures and differ from Adjusted EBITDA primarily by the inclusion of pro forma results for acquired businesses in those similar measures. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. Adjusted EBITDA has significant limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

The following table contains a reconciliation of our net income determined in accordance with U.S. GAAP to EBITDA and Adjusted EBITDA for the periods indicated (in thousands):

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30,	July 29,	July 30,	July 29,
	2013	2014	2013	2014
Net income	$14,123	$14,299	$26,132	$22,019
Income tax expense	8,965	9,194	16,639	14,085
Interest expense, net	2,795	3,469	5,642	6,285
Depreciation and amortization	7,231	9,509	13,441	18,201
Intangible assets and other amortization	612	848	1,153	1,611
EBITDA	33,726	37,319	63,007	62,201
Loss on store closings and impairment of store assets	483	648	744	906
Stock-based compensation	967	1,198	1,854	2,556
Vendor new store funds (a)	96	(346)	983	(443)
Acquisition-related costs (b)	124	7,193	450	9,757
Other (c)	607	3,184	1,188	4,970
Adjusted EBITDA	$36,003	$49,196	$68,226	$79,947

(a)                                 We receive cash payments from certain vendors for each new incremental store that we open (“new store funds”). New store funds are initially recorded in other noncurrent liabilities when received and are then amortized as a reduction of cost of sales over 36 months in our financial statements. Historically, we have considered new store funds as a component of Adjusted EBITDA when received since new store funds are included in cash provided from operations. The adjustment includes the amount of new store funds received during the period presented and eliminates the non-cash reduction in cost of sales included in our results of operations.

(b)                                 Reflects both non-cash effects included in net income related to acquisition accounting adjustments made to inventories and other acquisition-related cash costs included in net income, such as direct acquisition costs and costs related to integration of acquired businesses.

(c)                                  Consists of various items that management excludes in reviewing the results of operations, including $1.6 million and $0.6 million of ERP system implementation costs incurred during the thirteen weeks ended July 29, 2014 and July 30, 2013, respectively, and $2.9 million and $1.2 million of cost incurred during the twenty-six weeks ended July 29, 2014 and July 30, 2013, respectively.

Adjusted EPS and the other “Adjusted” data provided in this press release are also considered non-GAAP financial measures.  We report our financial results in accordance with GAAP; however, management believes evaluating our ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures to facilitate year-over-year comparisons. Management reviews non-GAAP financial measures to assess ongoing operations and considers them to be effective indicators, for both management and investors, of our financial performance over time. Our management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  For more information, please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” below.

MATTRESS FIRM HOLDING CORP.

Consolidated Balance Sheets

(In thousands, except share amounts)

(unaudited)

	January 28,	July 29,
	2014	2014
Assets
Current assets:
Cash and cash equivalents	$22,878	$18,143
Accounts receivable, net	20,812	36,469
Inventories	81,507	104,845
Deferred income tax asset	4,729	4,090
Prepaid expenses and other current assets	16,348	27,367
Total current assets	146,274	190,914
Property and equipment, net	174,770	199,831
Intangible assets, net	84,391	91,796
Goodwill	366,647	468,530
Debt issue costs and other, net	12,549	13,765
Total assets	$784,631	$964,836

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$3,621	$8,877
Accounts payable	72,165	100,338
Accrued liabilities	42,435	71,004
Customer deposits	9,318	15,492
Total current liabilities	127,539	195,711
Long-term debt, net of current maturities	217,587	292,983
Deferred income tax liability	37,921	37,563
Other noncurrent liabilities	73,092	79,242
Total liabilities	456,139	605,499

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 120,000,000 shares authorized; 34,002,981 and 33,990,381 shares issued and outstanding at January 28, 2014; and 34,183,133 and 34,170,533 shares issued and outstanding at July 29, 2014, respectively	340	342
Additional paid-in capital	373,153	381,977
Accumulated deficit	(45,001)	(22,982)
Total stockholders’ equity	328,492	359,337
Total liabilities and stockholders’ equity	$784,631	$964,836

MATTRESS FIRM HOLDING CORP.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(unaudited)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	July 30,	% of	July 29,	% of	July 30,	% of	July 29,	% of
	2013	Sales	2014	Sales	2013	Sales	2014	Sales
Net sales	$302,541	100.0%	$409,951	100.0%	$578,498	100.0%	$743,453	100.0%
Cost of sales	182,096	60.2%	246,547	60.1%	353,611	61.1%	459,199	61.8%
Gross profit from retail operations	120,445	39.8%	163,404	39.9%	224,887	38.9%	284,254	38.2%
Franchise fees and royalty income	1,438	0.5%	1,092	0.3%	2,687	0.4%	2,278	0.3%
	121,883	40.3%	164,496	40.1%	227,574	39.3%	286,532	38.5%
Operating expenses:
Sales and marketing expenses	75,768	25.0%	99,998	24.3%	139,499	24.1%	175,663	23.6%
General and administrative expenses	19,749	6.5%	36,888	9.0%	38,918	6.7%	67,574	9.1%
Loss on store closings and impairment of store assets	483	0.2%	648	0.2%	744	0.1%	906	0.1%
Total operating expenses	96,000	31.7%	137,534	33.5%	179,161	30.9%	244,143	32.8%
Income from operations	25,883	8.6%	26,962	6.6%	48,413	8.4%	42,389	5.7%
Other expense:
Interest expense, net	2,795	1.0%	3,469	0.9%	5,642	1.0%	6,285	0.8%
Income before income taxes	23,088	7.6%	23,493	5.7%	42,771	7.4%	36,104	4.9%
Income tax expense	8,965	2.9%	9,194	2.2%	16,639	2.9%	14,085	1.9%
Net income	$14,123	4.7%	$14,299	3.5%	$26,132	4.5%	$22,019	3.0%

Basic net income per common share	$0.42		$0.42		$0.77		$0.65
Diluted net income per common share	$0.41		$0.41		$0.77		$0.64

Reconciliation of weighted-average shares outstanding:
Basic weighted average shares outstanding	33,853,733		34,135,060		33,832,928		34,081,500
Effect of dilutive securities:
Stock options	248,451		321,740		206,826		321,054
Restricted shares	47,456		66,820		36,813		61,484
Diluted weighted average shares outstanding	34,149,640		34,523,620		34,076,567		34,464,038

MATTRESS FIRM HOLDING CORP.

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Twenty-Six Weeks Ended
	July 30,	July 29,
	2013	2014
Cash flows from operating activities:
Net income	$26,132	$22,019
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	13,441	18,201
Loan fee and other amortization	1,050	2,239
Deferred income tax expense	1,842	1,711
Stock-based compensation	1,854	2,556
Loss on store closings and impairment of store assets	744	906
Construction allowances from landlords	2,765	2,988
Excess tax benefits associated with stock-based awards	(230)	(761)
Effects of changes in operating assets and liabilities, excluding business acquisitions:
Accounts receivable	1,475	(14,136)
Inventories	(14,699)	(14,784)
Prepaid expenses and other current assets	(1,268)	(9,497)
Other assets	(2,074)	(1,730)
Accounts payable	2,130	19,473
Accrued liabilities	1,049	24,557
Customer deposits	3,181	4,943
Other noncurrent liabilities	3,272	(416)
Net cash provided by operating activities	40,664	58,269
Cash flows from investing activities:
Purchases of property and equipment	(27,886)	(34,658)
Business acquisitions, net of cash acquired	(2,042)	(106,908)
Net cash used in investing activities	(29,928)	(141,566)
Cash flows from financing activities:
Proceeds from issuance of debt	25,000	169,000
Principal payments of debt	(45,424)	(93,268)
Proceeds from exercise of common stock options	1,272	2,069
Excess tax benefits associated with stock-based awards	230	761
Net cash (used in) provided by financing activities	(18,922)	78,562
Net decrease in cash and cash equivalents	(8,186)	(4,735)
Cash and cash equivalents, beginning of period	14,556	22,878
Cash and cash equivalents, end of period	$6,370	$18,143
Cash paid for:
Interest	$5,641	$6,620
Income taxes	$11,637	$2,175
Supplemental disclosure of noncash investing activity:
Capital expenditures included in accounts payable and accruals at end of period	$3,823	$5,929

MATTRESS FIRM HOLDING CORP.

Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data

(In thousands, except share and per share amounts)

	Thirteen Weeks Ended
	July 30, 2013					July 29, 2014
	Income	Income		Diluted		Income	Income		Diluted
	From	Before	Net	Weighted	Diluted	From	Before	Net	Weighted	Diluted
	Operations	Income Taxes	Income	Shares	EPS*	Operations	Income Taxes	Income	Shares	EPS*
As Reported	$25,883	$23,088	$14,123	34,149,640	$0.41	$26,962	$23,493	$14,299	34,523,620	$0.41
% of sales	8.6%	7.6%	4.7%			6.6%	5.7%	3.5%
Acquisition-related costs (1)	124	124	75	—	0.00	7,691	7,691	4,695	—	0.14
ERP system implementation costs (2)	894	894	547	—	0.02	1,738	1,738	1,060	—	0.03
Other expenses (3)	—	—	—	—	—	1,636	1,636	999	—	0.03
Total adjustments	1,018	1,018	622	—	0.02	11,065	11,065	6,754	—	0.20
As Adjusted	$26,901	$24,106	$14,745	34,149,640	$0.43	$38,027	$34,558	$21,053	34,523,620	$0.61
% of sales	8.9%	8.0%	4.9%			9.3%	8.4%	5.1%

	Twenty-Six Weeks Ended
	July 30, 2013					July 29, 2014
	Income	Income		Diluted		Income	Income		Diluted
	From	Before	Net	Weighted	Diluted	From	Before	Net	Weighted	Diluted
	Operations	Income Taxes	Income	Shares	EPS*	Operations	Income Taxes	Income	Shares	EPS*
As Reported	$48,413	$42,771	$26,132	34,076,567	$0.77	$42,389	$36,104	$22,019	34,464,038	$0.64
% of sales	8.4%	7.4%	4.5%			5.7%	4.9%	3.0%
Acquisition-related costs (1)	450	450	276	—	0.01	10,701	10,701	6,540	—	0.19
ERP system implementation costs (2)	1,845	1,845	1,131	—	0.03	3,089	3,089	1,888	—	0.05
Other (3)	—	—	—	—	—	1,833	1,833	1,120	—	0.03
Total adjustments	2,295	2,295	1,407	—	0.04	15,623	15,623	9,548	—	0.28
As Adjusted	$50,708	$45,066	$27,539	34,076,567	$0.81	$58,012	$51,727	$31,567	34,464,038	$0.92
% of sales	8.8%	7.8%	4.8%			7.8%	7.0%	4.2%

*Due to rounding to the nearest cent, totals may not equal the sum of the lines in the table above.

* Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items in the table above.

(1)             Acquisition-related costs, which are included in the “As Reported” results of operations, consist of acquisition-related costs as defined under U.S. GAAP, including advisory, legal, accounting, valuation, and other professional or consulting fees and, in addition, costs of integrating store and warehouse operations and corporate functions that are not expected to recur as acquisitions are absorbed. On May 2, 2012, we acquired all of the equity interests of MGHC Holding Corporation (“Mattress Giant”), including 181 mattress specialty retail stores. On September 25, 2012, we acquired the assets and operations of Mattress XPress, Inc. and Mattress XPress of Georgia, Inc. (collectively, “Mattress X-Press”), including 34 mattress specialty retail stores. On December 11, 2012, we acquired the assets and operations of Factory Mattress & Water Bed Outlet of Charlotte, Inc. (“Mattress Source”), including 27 mattress specialty retail stores. On June 14, 2013, we acquired the assets and operations of Olejo, Inc., an online retailer primarily focused on mattresses and bedding-related products. On November 13, 2013, we acquired the equity interests of NE Mattress People, LLC (“Mattress People”), including five mattress specialty retail stores. On December 10, 2013, we acquired the assets and operations of Perfect Mattress of Wisconsin, LLC (“Perfect Mattress”), including 39 mattress specialty retail stores. On December 31, 2013, we acquired the assets and operations of two mattress specialty retail stores in Houston, Texas (“Mattress Expo”). On March 3, 2014, we acquired the assets and operations of Yotes, Inc. (“Yotes”), including 34 mattress specialty retail stores. On March 3, 2014, we acquired the Virginia assets and operations of Southern Max LLC (“Southern Max”), including three mattress specialty retail stores. On April 3, 2014, we acquired the outstanding partnership interests in Sleep Experts Partners, L.P. (“Sleep Experts”), including 55 mattress specialty retail stores. On June 4, 2014, we acquired substantially all of the mattress specialty retail assets and operations of Mattress Liquidators, Inc., including 67 mattress specialty retail stores, which operated Mattress King retail stores in Colorado and BedMart retail stores in Arizona. Acquisition-related costs, consisting of direct transaction costs and integration costs, are included in the results of operations as incurred. We incurred approximately $7.7 million and $0.1 million of acquisition-related costs during the thirteen weeks ended July 29, 2014 and July 30, 2013, respectively. We incurred approximately $10.7 million and $0.5 million of acquisition-related costs during the twenty-six weeks ended July 29, 2014 and July 30, 2013, respectively.

(2)             Reflects implementation costs included in the results of operations as incurred, consisting primarily of training-related costs, related to the roll-out of the Microsoft Dynamics AX for Retail ERP system. During the thirteen weeks ended July 29, 2014 and July 30, 2013, we incurred approximately $1.7 million and $0.9 million, respectively, of ERP system implementation costs. During the twenty-six weeks ended July 29, 2014 and July 30, 2013, we incurred approximately $3.1 million and $1.8 million, respectively, of ERP system implementation costs.

(3)             Reflects expensed legal fees relating to our February 2014 debt amendment and extension recorded in the thirteen weeks ended April 29, 2014, and an impairment of store assets and severance expense resulting from the Company’s realignment of its management structure at the beginning of the second fiscal quarter recorded in the thirteen weeks ended July 29, 2014.

Our “As Adjusted” data is considered a non-U.S. GAAP financial measure and is not in accordance with, or preferable to, “As Reported,” or GAAP financial data. However, we are providing this information as we believe it facilitates year-over-year comparisons for investors and financial analysts.

About Mattress Firm

Houston-based Mattress Firm (NASDAQ:MFRM) is a high growth specialty retailer, recognized one of the nation’s leading specialty bedding companies, offering a broad selection of both traditional and specialty mattresses, bedding accessories and related products from leading manufacturers. With more than 1,500 company-operated and franchised stores across 36 states, Mattress Firm has the largest geographic footprint in the United States among multi-brand mattress specialty retailers. Mattress Firm offers customers comfortable store environments, guarantees on price, comfort and service, and highly-trained sales professionals. More information is available at http://www.mattressfirm.com. Mattress Firm’s website is not part of this press release.

Investor Relations Contact: Brad Cohen, ir@mattressfirm.com, 713-343-3652

Media Contact: Joanna Singleton, jsingleton@jacksonspalding.com, 214-269-4401

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